Exhibit 99.1

Gaming Partners International Corporation (Nasdaq-NMS: GPIC)

Gerard Charlier, Chief Executive Officer at 702/384-2425

Jerry Freisleben, Foley/Freisleben LLC at 213/955-0020

Wynn Macau Chooses 13.56 RFID Chips from Gaming Partners
International Corporation

LAS VEGAS, Nev. (May 10, 2006) - Gaming Partners International Corporation (Nasdaq-NMS: GPIC) has signed a contract with Wynn Macau for the supply of gaming chips and plaques. The entire order, consisting of the Bourgogne & Grasset brand, is fitted with 13.56 MHz RFID microchips. The microchips are supplied by Magellan in Australia and securely embedded inside the chips by GPI.

“This order is a testimony to GPIC leadership in terms of RFID technology supplied to the world gaming industry,” says Christophe Leparoux, GPI Manager International Sales & Marketing. “We are very excited that Wynn Resorts supports us on both sides of the planet: at Wynn Las Vegas with 125 KHz RFID chips and at Wynn Macau with 13.56 MHz. Each technology has different although complementary features to cater for the specific requirements of each market.

 “Manufactured by GPI’s plant in France, the RFID chips are from the new hugely successful ‘S2’ range of hard plastic-compound, high-quality, injection-molded chips. Our S2 line offers greater possibilities in terms of edgeworks and décor while maintaining the same well-known quality at a very cost-effective price,” added Christophe Leparoux. “Most important, even with the embedded microchips, the S2 chips retain the same heavy weight, feel and appearance that both dealers and players love.”

GPIC manufactures and supplies gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPIC is headquartered in Las Vegas, Nevada with offices in Beaune, France; San Luis, Mexico; and Atlantic City, New Jersey. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit the web site at www.gpigaming.com.

This press release may contain certain forward-looking statements subject to risks and uncertainties. GPIC’s expectations regarding operating results and operating efficiencies, including the growth of new product markets, may not be met. Factors that could cause actual results to vary materially from these forward-looking statements include: reduction in growth rate of new and existing casinos and markets, particularly in Asia, failure of the industry to accept RFID technology generally, or 125 KHz or 13 MHz RFID technologies, with respect to gaming chips and readers,  potential patent infringement issues, development of competing technologies by our competitors, timing and volume of customer demand for our casino products, customer cancellation of orders included in our backlog, timing of new casino openings and expansions, domestic or international terrorists incidents, and unexpected taxes, charges, costs or difficulties in consolidating the operations of the locations. Additional information concerning factors and risks that could affect these statements and GPIC’s financial condition and results of operations are included in GPIC’s Form 10-K for the fiscal year ended December 31, 2005.

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